Exhibit 21

	Name of entities	Place of incorporation	Date of incorporation	Issued capital	Nature of business

1.	Union Hub Technology Sdn. Bhd. (“UHT”)	Malaysia	22-Feb-08	1,000,000 issued shares of ordinary shares of MYR 1 each	Provision of corporate services to group companies

2.	Virtual Setup Sdn. Bhd. (“VSSB”)	Malaysia	19-Jul-10	4,000,000 issued shares of ordinary shares of MYR 1 each	Operation of oil palm and durian plantation

3.	PGCG Assets Holdings Sdn. Bhd. (“PGCG Assets”)	Malaysia	21-Mar-12	50,000,000 issued shares of ordinary shares of MYR 1 each	Investment in land & buildings

4.	PGCG Development Sdn. Bhd. (“PGCG Development”)	Malaysia	21-Mar-12	250,000 issued shares of ordinary shares of MYR 1 each	Inactive operation

5.	PGCG Plantations Sdn. Bhd. (“PGCG Plantation”)	Malaysia	4-Oct-11	2 issued shares of ordinary shares of MYR 1 each	Holding company of VSSB

6.	Dunford Corporation Sdn. Bhd.	Malaysia	4-Oct-90	242,000 issued shares of ordinary shares of MYR 1 each	Property holding land

7.	Impiana Maksima Sdn. Bhd.	Malaysia	15-Mar-13	2 issued shares of ordinary shares of MYR 1 each	Property development

8.	PGCG Constructions Sdn. Bhd.	Malaysia	16-Apr-13	2 issued shares of ordinary shares of MYR 1 each	Construction of properties

9.	Fiesta Senada Sdn Bhd	Malaysia	28-Nov-12	2 issued shares of ordinary shares of MYR 1 each	Inactive operation

10.	Havana Avenue Sdn Bhd	Malaysia	4-Apr-14	2 issued shares of ordinary shares of MYR 1 each	Inactive operation